Exhibit 23.1

[KPMG LETTERHEAD]

The Board of Directors
First Interstate BancSystem, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-53011 and No. 333-76825) on Form S-8 of First Interstate BancSystem, Inc. of our report dated February 4, 2000, relating to the consolidated balance sheets of First Interstate BancSystem, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of First Interstate BancSystem, Inc.

/s/ KPMG LLP

Billings, Montana
March 13, 2000